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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 4, 2003

                         COMDISCO HOLDING COMPANY, INC.
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             (Exact Name of Registrant as Specified in its Charter)

         DELAWARE                    000-499-68                 54-2066534
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(State or Other Jurisdiction   (Commission File Number)       (IRS Employer
     of Incorporation)                                     Identification No.)

6111 NORTH RIVER ROAD, ROSEMONT, ILLINOIS                               60018
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(Address of Principal Executive Offices)                              (Zip Code)

Registrant's telephone number, including area code:         (847) 698-3000
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                                       N/A
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          (Former Name or Former Address, if Changed Since Last Report)

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Item 5.  Other Events and Required FD Disclosure.

         This Amendment No. 1 on Form 8-K/A amends the Current Report on Form 8-K and the Exhibits thereto previously filed by Comdisco Holding Company, Inc. (the "Company") with the Commission on August 5, 2003.

         On August 4, 2003, the Company issued a press release announcing that the Company had agreed on the final purchase price adjustments for the sale of its Electronics, Laboratory and Scientific, and Healthcare leasing portfolios to GE Commercial Equipment Financing ("GE CEF"). GE CEF also agreed to accelerate its contingent payment obligations based on various Electronics portfolio performance criteria by making a single cash payment and providing other consideration to Comdisco. The Electronics, Laboratory and Scientific, and Healthcare transactions closed during April, May and June of 2002. The Company also announced on August 4, 2003 that the Company expected to recognize a gain in excess of $30 million in its fourth fiscal quarter of fiscal 2003 as a result of these arrangements. Upon further review, the Company has decided to defer any recognition of gain related to the other consideration discussed above until cash payments with respect thereto have been received. As a result, the Company now expects to recognize a gain of approximately $7 million in its fourth fiscal quarter of fiscal 2003 and expects to recognize approximately $29 million of additional earnings as cash payments are received with respect to such other consideration.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     COMDISCO HOLDING COMPANY, INC.


Dated: August 14, 2003              By: /s/ Robert E. T. Lackey
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                                        Name:  Robert E. T. Lackey
                                        Title: Executive Vice President,
                                               Chief Legal Officer and Secretary